                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
[x]  Definitive Proxy Statement                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a

                              Barnes Group Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

        ------------------------------------------------------------------------

                                             Barnes Group Inc.
                                             Executive Office
                                             123 Main Street
                                             Post Office Box 489
                                             Bristol, Connecticut 06011-0489
                                             U.S.A.
                                             Tel. (860) 583-7070

[Barnes Group LOGO]

                                                                  March 11, 1998

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 8, 1998

The Annual Meeting of Stockholders of Barnes Group Inc. will be held at Associated Spring Headquarters, Winding River Office Park, 80 Scott Swamp Road, Farmington, Connecticut 06032, at 10:30 a.m. on Wednesday, April 8, 1998, for the following purposes:

1. to elect three directors for a three-year term;

2. to ratify the selection of independent accountants for 1998; and

3. to transact any other business that lawfully may come before the meeting or at any adjournment thereof.

Stockholders of record at the close of business on February 9, 1998 will be entitled to vote at the meeting.

Stockholders who do not expect to attend the meeting and wish their stock voted pursuant to the accompanying proxy are requested to date and sign the proxy and return it as soon as possible in the enclosed reply envelope addressed to Barnes Group Inc., Midtown Station, P. O. Box 946, New York, New York 10138-0746.

/s/ William V. Grickis, Jr.

William V. Grickis, Jr.
Secretary

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 8, 1998

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held on April 8, 1998 and at any adjournment thereof. A stockholder who signs and returns a proxy in the accompanying form may revoke it by notifying the Secretary of the meeting in person or in writing (including by delivery of a later dated proxy) at any time before it is voted. This Proxy Statement and the enclosed form of proxy are being sent to stockholders on or about March 11, 1998.

                  ELECTION OF DIRECTORS FOR A THREE-YEAR TERM

Three directors are nominated for election at the 1998 Annual Meeting for a three-year term (unless any of them earlier dies, resigns or is removed, as provided in the Company's By-Laws). George T. Carpenter, Donna R. Ecton and Frank E. Grzelecki are nominated for re-election to the Board of Directors for terms expiring at the Annual Meeting in 2001.

Pertinent information concerning the nominees for re-election as directors and the seven directors whose terms continue after the meeting is set forth below. Each director has been associated with his/her present organization for at least the past five years unless otherwise noted. Except as expressly stated below, none of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

NOMINEES FOR RE-ELECTION

                              GEORGE T. CARPENTER
                              Director since 1985
[PHOTO]                       Current term expires 1998
                              Mr. Carpenter, 57, is President of The S. Carpenter
                              Construction Company which is involved in real estate
                              management and general contracting. He is a member of the
                              Executive and the Audit Committees and the Committee on
                              Directors. He is a director of Eagle Financial Corp. and
                              Eagle Federal Savings Bank.
                              DONNA R. ECTON
                              Director since 1987
[PHOTO]                       Current term expires 1998
                              Ms. Ecton, 50, is Chief Operating Officer and a director of
                              PETsMART, Inc., an international retailer of pet food,
                              supplies and services. From 1995 to 1996, she was Chairman,
                              President and Chief Executive Officer of Business Mail
                              Express, Inc. From 1991 to 1994, she was President and Chief
                              Executive Officer of Van Houten North America, Inc. and
                              Andes Candies Inc. She is Chairman of the Audit Committee
                              and a member of the Compensation Committee. She is a
                              director of Vencor Inc., a long-term healthcare network, and
                              H & R Block, Inc.

                              FRANK E. GRZELECKI
                              Director since 1997
[PHOTO]                       Current term expires 1998
                              Mr. Grzelecki, 60, is Vice Chairman of Handy & Harman, a
                              diversified manufacturer and precious metals fabricator.
                              From 1992 to 1997, he served as President, Chief Operating
                              Officer of that Company. He is a member of the Compensation and Management Development Committees and Committee on
                              Directors. He is a director of Chartwell Re Corporation, an insurance holding company; Morgan Group, Inc., which
                              provides delivery services for the prefabricated housing and motor home industries; and Spinnaker Industries, a
                              diversified manufacturer of adhesive-backed materials and
                              process equipment.

CONTINUING DIRECTORS

                              THOMAS O. BARNES
                              Director since 1978
[PHOTO]                       Current term expires 2000
                              Mr. Barnes, 49, is Chairman of the Board of Directors and an
                              employee of the Company. From 1993 through May 1997 Mr.
                              Barnes also served as Senior Vice President-Administration.
                              Prior to joining the Company he was President of The Olson
                              Brothers Company, a manufacturer of machined metal parts. He is a member of the Executive Committee.

                              GARY G. BENANAV
                              Director since 1994
[PHOTO]                       Current term expires 2000
                              Mr. Benanav, 52, is Chairman and Chief Executive Officer of
                              New York Life International, Inc. and Executive Vice
                              President of New York Life Insurance Company. Prior to this appointment he was Chief Executive Officer of Aeris
                              Ventures, L.L.C., a venture capital firm. From 1993 to 1996, he was an Executive Vice President of Aetna Life and
                              Casualty Company. He is Chairman of the Compensation
                              Committee and a member of the Audit and Executive
                              Committees. He is a director of Executive Risk, a
                              professional liability insurer.

                              WILLIAM S. BRISTOW, JR.
                              Director since 1978
[PHOTO]                       Current term expires 1999
                              Mr. Bristow, 44, is President of W. S. Bristow & Associates,
                              Inc. which is engaged in small business development. From
                              1992 to 1995, Mr. Bristow was New England Region Manager of
                              Roberts Express, Inc., a provider of expedited
                              transportation services. He is Chairman of the Executive
                              Committee and the Committee on Directors and a member of the
                              Audit Committee.

                              ROBERT J. CALLANDER
                              Director since 1991
[PHOTO]                       Current term expires 1999
                              Mr. Callander, 67, is Executive in Residence at Columbia
                              University School of Business. He retired as Vice Chairman of Chemical Banking Corporation in 1992. He is a member of the Management Development, Compensation, and Executive
                              Committees and the Committee on Directors. He is a director of Beneficial Corporation, an insurance and bank holding
                              company; Omnicom Group, Inc., an advertising holding
                              company; and the Scudder New Asia, World Growth Income, and
                              Korea Funds.

                              ROBERT W. FIONDELLA
[Robert W. Fiondella          Director since 1997
Photo]                        Current term expires 2000
                              Robert W. Fiondella, 55, is Chairman, President and Chief
                              Executive Officer of Phoenix Home Life Mutual Insurance
                              Company, in which position he has served since 1994. In
                              1992, he was elected President and Principal Operating
                              Officer of the Company. He is Chairman of the Management
                              Development Committee and a member of the Committee on
                              Directors and Audit Committee. He is a director of The
                              Advest Group, Inc., a financial investment firm; Phoenix
                              Duff & Phelps Corporation, an investment company; and PXRE
                              Corporation, a property and casualty reinsurance company.

                              MARCEL P. JOSEPH
                              Director since 1991
[PHOTO]                       Current term expires 2000
                              Mr. Joseph, 63, retired as Chairman of the Board of Augat
                              Inc., a manufacturer of electromechanical connectors and
                              other components, in December 1995, and as President and
                              Chief Executive Officer of that company in 1994. He is a
                              member of the Audit, Compensation, and Management
                              Development Committees.

                              THEODORE E. MARTIN
                              Director since 1993
[PHOTO]                       Current term expires 1999
                              Mr. Martin, 58, is President and Chief Executive Officer of
                              the Company. From 1993 to 1995, Mr. Martin was Executive
                              Vice President-Operations of the Company and prior to that,
                              President and Chief Operating Officer of the Company's
                              Associated Spring group. He is a member of the Executive
                              Committee. Mr. Martin is a director of Ingersoll-Rand
                              Company, a manufacturer of heavy machinery; Unisys
                              Corporation, a designer, manufacturer and marketer of
                              computer-based information systems; and RJR-Nabisco Holdings
                              Corp.

Directors are elected by a plurality of the votes cast in the election of directors. The Board of Directors unanimously recommends a vote FOR Mr. Carpenter, Ms. Ecton and Mr. Grzelecki (proposal 1 on the proxy card).

By resolution of the Board of Directors the number of directors of the Company is currently fixed at eleven. The Board believes that maintenance of an eleven-director Board is in the best interests of the Company and its stockholders. The Company has been conducting a search for a suitable candidate for director and expects to fill the vacancy by appointment when the search is completed.

THE BOARD AND ITS COMMITTEES

In 1997, the Board held six meetings. Each incumbent director of the Company attended in excess of 90% of the meetings of the Board of Directors and Board committees on which he or she served during 1997, except Mr. Callander who attended 73% of such meetings. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting and the internal control structure. Each year it recommends to the Board the appointment of a firm of independent accountants to audit the financial statements of the Company. It reviews with representatives of the independent accountants the scope of their audit of the Company's financial statements, results of audits, audit fees and any recommendations with respect to the internal control structure. The Audit Committee also reviews non-audit services rendered by the Company's independent accountants and periodically meets with or receives reports from principal executive officers and the Internal Audit Director of the Company. The Audit Committee held three meetings in 1997. The Benefits Committee administers the Company's pension, profit-sharing and welfare benefits plans. The Benefits Committee held three meetings in 1997. The Compensation Committee administers the Company's incentive and stock plans, sets the salary of the President and Chief Executive Officer, and reviews and approves the compensation of the other executive officers. The Compensation Committee held six meetings in 1997. The Committee on Directors makes recommendations concerning Board membership, functions and compensation. The Committee on Directors will consider director nominations submitted by stockholders in accordance with the procedures described below under the caption "Stockholder Proposals for 1999 Annual Meeting." The Committee on Directors held three meetings in 1997. The Management Development Committee is responsible for planning management succession of the Company's senior officers, reviewing the performance of the Chief Executive Officer, and monitoring management resources and the performance of key executives. The Management Development Committee held three meetings in 1997. The Executive Committee did not meet during 1997. All of these committees are standing committees of the Board.

COMPENSATION OF DIRECTORS

The annual retainer for directors is $25,000. The fee for attending a meeting is $1,000 ($1,500 if held outside of Connecticut or New York City), except that the committee chairman receives an additional $500 for each meeting at which he or she presides. Messrs. Barnes and Martin do not receive a retainer or meeting fees for service as directors. The grant of rights to receive stock and the payment of dividend equivalents under the Non-Employee Director Deferred Stock Plan are additional forms of director compensation. Under this plan each non-employee director is granted the right to receive 6,000 shares of Common Stock when his or her membership on the Board terminates. The plan provides that each newly elected director will receive the same grant. The plan also provides for the payment of dividend equivalents equal to 6,000 times the dividend per share for each dividend payment date.(1)

---------------
(1)Mr. Barnes became a participant in the plan when it was adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

MANAGEMENT'S STOCK OWNERSHIP

As of January 31, 1998, the Company's directors, nominees for director, named executive officers, and directors and officers as a group beneficially owned the number of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), shown below:

                                                         Amount and
                                                         Nature of                       Percent of
                   Name of Person                        Beneficial                        Common
                      or Group                         Ownership(1,2)                      Stock
---------------------------------------------------------------------------------------------------
Thomas O. Barnes                                            635,397                          3.2%
Gary G. Benanav                                               7,913                            *
Francis C. Boyle, Jr.                                        28,533                            *
William S. Bristow, Jr.                                     623,886                          3.1%
Robert J. Callander                                           9,563                            *
Leonard M. Carlucci                                          35,942                            *
George T. Carpenter                                         153,573                            *
Donna R. Ecton                                                9,274                            *
Ali A. Fadel                                                 50,614                            *
Robert W. Fiondella                                           9,544                            *
William V. Grickis, Jr.                                       2,362                            *
Frank E. Grzelecki                                            6,000                            *
Marcel P. Joseph                                              9,263                            *
Theodore E. Martin                                          258,121                          1.3%
Directors & officers as a group (18 persons)              1,873,989                          9.3%

--------------------------------------------------------------------------------
* Less than 1% of Common Stock beneficially owned.

NOTES TO THE STOCK OWNERSHIP TABLE:

(1) The named person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this Note. Mr. Barnes has sole voting and shared investment power with respect to 334,237 shares and no voting and shared investment power with respect to 75,168 shares. Of these 75,168 shares, 9,000 shares are also included in the figure for Mr. Martin who shares investment power. Included in Mr. Carpenter's total are 136,446 shares held by corporations through which he has voting control. Mr. Bristow has shared voting and shared investment power with respect to 481,680 shares. The remainder of Mr. Bristow's shares are held in a trust which he has the power to revoke.

The shares listed for Messrs. Barnes, Boyle, Carlucci, Fadel, Grickis, and Martin, and the directors and officers as a group, include 49,500, 13,875, 15,600, 43,750, 1,200, 192,560 and 326,935 shares, respectively, which they have the right to acquire within 60 days after January 31, 1998. The shares listed for Messrs. Barnes, Boyle, Carlucci, Fadel, Grickis and Martin, and the directors and officers as a group also include 3,487, 14,229, 11,261, 6,864, 395, 9,356 and 66,563 shares, respectively, over which they have voting power and limited investment power. These shares are held under the Company's Guaranteed Stock Plan (an employee stock ownership plan). The shares listed for Messrs. Barnes, Benanav, Bristow, Callander, Carpenter, Ecton, Fiondella, Grzelecki, and Joseph include 6,000 shares each that each of them have the right to receive under the Non-Employee Director Deferred Stock Plan described above.

The shares listed for Messrs. Carlucci, Fadel and Martin do not include 46,500, 52,500 and 120,000 incentive stock units, respectively, that each currently may have the right to receive on February 16, 2001 pursuant to an Incentive Stock Right Agreement. A description of the Incentive Stock Right Agreement is contained in Note 3 to the Summary Compensation Table.

Except for the shares under the Non-Employee Director Deferred Stock Plan and the incentive stock rights of Messrs. Carlucci, Fadel and Martin, the number of shares reported as beneficially owned have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Except for matters required to be submitted to stockholders, the Board of Directors believes that the Company is controlled by its Board of Directors acting as such.

(2) Adjusted for 3-for-1 stock split effective April 25, 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that its officers and directors have complied in 1997 with the filing requirements of the Exchange Act, except that a report filed on behalf of Mr. Cedric D. Beckett, Vice President, Barnes Group Inc. and President, Barnes Aerospace, when he became an executive officer in November 1997, inadvertently omitted ownership of incentive stock units.

BENEFICIAL OWNERS OF MORE THAN 5% OF SHARES

As of December 31, 1997, the individuals and institutions set forth below are the only persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock:

                                                                 Amount and
                                                                 Nature of       Percent of
                      Name and Address                           Beneficial        Common
                    of Beneficial Owner                         Ownership(4)       Stock
-------------------------------------------------------------------------------------------
Mr. Wallace Barnes(1)                                            2,041,924          10.1%
1875 Perkins Street
Bristol, Connecticut 06010

Fleet National Bank(2,3)                                         5,788,457          28.7%
777 Main Street
Hartford, Connecticut 06115

---------------
(1) As of December 31, 1997, Mr. Wallace Barnes reported that he beneficially owned 2,041,924 (10.1%) shares of Common Stock. He has sole voting and investment power with respect to 1,181,239 shares; and sole voting power and shared investment power with respect to 830,685 shares; and shared voting and shared investment power with respect to 30,000 shares, which are held by a private charitable foundation established by Mr. Barnes, as to which shares he disclaims beneficial ownership.

(2) As of December 31, 1997, Fleet National Bank ("Fleet") reported that it was the beneficial owner of 2,586,685 (12.8%) shares of Common Stock. Fleet reported that it had sole voting power with respect to 482,506 shares; sole investment power with respect to 459,416 shares; and shared investment power with respect to 2,117,219 shares.

(3) As of December 31, 1997, Fleet reported that it held 3,201,772 (15.9%) shares of Common Stock in its capacity as trustee for the Company's Guaranteed Stock Plan (an employee stock ownership plan). The plan provides that the stock shall be voted by the Trustee as directed by the participants in the plan. Fleet disclaims beneficial ownership as to this stock.

(4) Adjusted for 3-for-1 stock split effective April 25, 1997.

REPORT OF THE COMPENSATION COMMITTEE

The Company's compensation program for executive officers is designed to attract, retain and motivate superior executive talent and to align a significant portion of each officer's total compensation with the performance of the applicable business unit, the Company and the interests of the Company's stockholders. To this end, the Company has implemented a competitive total compensation program for executive officers composed of the following elements, each of which are separately discussed below: base salary; annual bonus; and long-term compensation, including both awards under the Company's Long Term Incentive Plan and Stock Incentive Plan.

BASE SALARY

Base salaries for the President and Chief Executive Officer and other executive officers are established by considering competitive levels for positions of similar responsibility, the experience of the individual and the executive's expected contribution to the Company. Merit increases are determined based upon both the overall performance of the individual and the Company as a whole and changes in competitive compensation levels.

Mr. Martin became President and Chief Executive Officer on July 1, 1995. His annual base salary was $525,004 in 1997. In determining Mr. Martin's salary, the Committee considered his leadership skills, fulfillment of financial and strategic objectives, and the salaries of chief executive officers of companies similar to the Company in size and complexity.

ANNUAL BONUS

Annual bonuses may be earned by executive officers under the Company's Management Incentive Compensation Plan ("MICP"). MICP payments are based on the performance of the Company as a whole or the business unit over which the executive has a direct influence. The measurements for the Company which are applicable to the President and Chief Executive Officer and executive staff officers are based on the Company's consolidated net income. The measurements which are applicable to executive officers having direct responsibility for operating units are based on the operating income of the applicable unit, less a charge for the capital employed by the unit.

Each of the Company's executive officers is eligible to receive a percentage of his base salary as a bonus if the Company achieves its financial goals. The percentage varies depending on the individual's position with the Company. In 1997, the maximum amount of base salary payable as a bonus under the MICP to each of the Company's executive officers was: 100% for the President and Chief Executive Officer; 90% for the Group Presidents; 80% for the Senior Vice Presidents; and 50% for the Company's other executive officers. For exceptional performance results, the Compensation Committee may award amounts in excess of maximum to any participant. Mr. Martin received a bonus of $709,458 for fiscal 1997, which is a reflection of the Committee's satisfaction with the Company's record performance for fiscal 1997.

LONG-TERM COMPENSATION

The Committee believes that stockholder value is created by the generation of cash flow in excess of the risk-adjusted cost of stockholders' equity. The Company's Long Term Incentive Plan ("LTIP") rewards executive officers for increasing the excess of cash flow from operations over the risk-adjusted cost of equity.

Under the LTIP, the Committee grants performance units to executive officers. Any resulting cash payments are equal to the increase in the value of the performance units over a three-year period. The value of a performance unit for any single year is equal to cash flow from operations, minus the risk-adjusted cost of equity capital for the current and previous four years. Awards for each three-year cycle are paid in the year following the end of the cycle. Awards under the LTIP paid in 1997 were based on an increase in the value of performance units over the three-year period from 1994 to 1996.

Under the 1991 Barnes Group Stock Incentive Plan, the Committee grants stock options and other stock-based awards to executive officers and other key employees in an effort to align the interests of employees with those of stockholders. Except for one-time initial grants (which are typically awarded at 85% of market value) to certain senior executive officers upon assumption of their positions, options generally have been granted on an annual basis at the market price of the common stock on the date of grant. Such options become exercisable over time. In 1997, the Committee granted Mr. Martin a stock option for 75,000 shares at fair market value on the date of the grant. In determining the size of the grant the Committee considered the magnitude of grants to chief executive officers of industrial companies of comparable size and complexity and the importance of linking a significant part of Mr. Martin's total compensation package to future performance of the Company's stock.

OTHER

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's tax deduction to $1 million per year (the "Million Dollar Cap") for certain compensation paid to each of its Chief Executive Officer ("CEO") and the four highest compensated executives other than the CEO named in the proxy statement (the "Covered Executives"). Regulations issued under the Code exclude from the Million Dollar Cap compensation that is calculated based on attainment of pre-established, objective performance goals, if certain other requirements are met. The Committee's policy is to structure compensation awards for Covered Executives that will be deductible without limitation where doing so will further the purposes of the Company's executive compensation programs. The Committee also considers it important, however, to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible.

CONCLUSION

The Committee believes that the elements of the compensation programs described above provide a competitive total compensation package to the Company's executive officers. Most importantly, an executive's total compensation is heavily dependent on corporate performance in a manner which aligns the interests of the executive with those of stockholders over the long term.

                                       COMPENSATION COMMITTEE:

                                       Gary G. Benanav, Chairman
                                       Robert J. Callander
                                       Donna R. Ecton
                                       Frank E. Grzelecki
                                       Marcel P. Joseph

COMPENSATION

The following table sets forth compensation paid by the Company to its Chief Executive Officer and to the four remaining most highly-paid persons who were executive officers at the end of 1997 based on salary and any payments made under the MICP. Pursuant to applicable rules, compensation information is also provided for Mr. Barnes, who stepped down as Senior Vice President, Administration in May 1997.

                           SUMMARY COMPENSATION TABLE

                                                Annual Compensation                Long Term Compensation
                                          -------------------------------   ------------------------------------
                                                                                    Awards             Payouts
                                                                            -----------------------   ----------
                                                                  Other     Restricted   Securities                   All
                                                                 Annual       Stock      Underlying                  Other
                                                                 Compen-    Awards(3)    Options(4)      LTIP       Compen-
 Name and Principal Position(1)    Year    Salary     Bonus     sation(2)      ($)          (#)       Payouts(5)   sation(6)
 ------------------------------    ----   --------   --------   ---------   ----------   ----------   ----------   ---------
T. E. MARTIN                       1997   $525,004   $709,458   $133,289    $      -0-     75,000      $397,582    $163,797
President and                      1996    500,004    575,000     18,764     1,660,000        -0-        72,480      29,984
Chief Executive Officer            1995    375,006    187,503     14,011           -0-    120,000         4,620      25,619

L. M. CARLUCCI                     1997    220,500    202,965     42,161           -0-     21,600       156,020      50,424
Vice President, Barnes Group Inc.  1996    210,000    189,000      4,377       643,250        -0-        38,880      11,642
and President, Bowman              1995    176,374     88,187      3,613           -0-        -0-         1,250      10,396
Distribution

W. V. GRICKIS, JR.                 1997    174,167     87,084      8,381           -0-      4,800           -0-      26,036
Vice President, General Counsel
and Secretary

A. A. FADEL                        1997    249,012        -0-     19,117           -0-     21,600       177,002      28,116
Vice President, Barnes Group Inc.  1996    240,012    183,202      1,248       726,250        -0-        34,500       6,536
and President, Associated Spring   1995    197,504     80,000      1,275           -0-        -0-         1,344       6,580

F. C. BOYLE, JR.                   1997    143,800     97,161     13,495           -0-      4,200        64,560      23,734
Vice President, Controller         1996    131,988     65,994      2,596           -0-        -0-        18,960       8,196
                                   1995    131,988     65,994      2,596           -0-        -0-         1,012       8,196

T. O. BARNES                       1997    242,818     96,985     11,477           -0-      9,600       187,762      25,304
Chairman of the Board              1996    230,004    184,003      1,696           -0-        -0-        38,240       9,479
                                   1995    212,502    106,251      1,611           -0-        -0-         1,555      10,328

(1) Mr. Grickis joined the Company in February 1997; accordingly, no information is provided for him for prior years.

(2) The figure for Mr. Martin includes $130,130, $15,619 and $12,944 as reimbursement for taxes paid on insurance premiums paid by the Company and also includes $3,159, $3,145 and $1,067 of "above-market" interest (as defined in rules promulgated by the Securities and Exchange Commission) paid on deferred compensation for the years 1997, 1996 and 1995, respectively.

(3) On February 16, 1996, Messrs. Martin, Carlucci and Fadel were each awarded incentive stock rights consisting of 120,000, 46,500 and 52,500 incentive stock units, respectively. Incentive stock units are denominated in shares of Common Stock. Half of the rights awarded to each executive entitle the holder to receive, without payment to the Company, shares of Common Stock equal to the number of incentive stock units credited to the holder on February 16, 2001, provided that the holder is an employee of the Company on that date. Units underlying these rights were credited to each executive as of the date of the award. The other half of the rights awarded to each executive entitle the holder to receive, without payment to the Company, shares of Common Stock equal to the number of incentive stock units credited to the holder on February 16, 2001, provided that the holder is an employee of the Company on that date and that specified performance targets for the Company's earnings per share are met. Units underlying these rights are credited in increments to each executive over the term of the award, commencing February 15, 1997, in accordance with a schedule based on the attainment by the Company of specified levels of earnings per share. Pursuant to the terms of the award, the holder is credited with dividend equivalents on all incentive stock units credited to him based upon dividends paid on outstanding shares of Common Stock. Such dividend equivalents, once credited, are converted into a number of additional incentive stock units, as of each dividend payment date, equal to the amount of dividends that would have been paid on the number of shares of Common Stock equal to the number of incentive stock units credited to the holder immediately prior to the dividend payment date divided by the market price of the Common Stock on the dividend payment date. As of December 31, 1997 Messrs. Martin, Carlucci and Fadel were credited with 64,052, 24,819, 28,021 incentive stock units, respectively, having a value as of December 31, 1997 of $1,457,183, $564,632 and $637,478, respectively.

(4) Adjusted for 3-for-1 stock split effective April 25, 1997.

(5) Payment in the designated year with respect to three-year performance cycles ending the prior year. Thus, the payment made in 1997 covered the three-year cycle ending in 1996.

(6) Includes matching contributions by the Company under the Guaranteed Stock Plan and premiums paid for life insurance. In the case of Mr. Barnes, it also includes the amount of dividend equivalents that he received under the Company's Non-Employee Director Deferred Stock Plan described above under the caption "Compensation of Directors." In the case of Mr. Grickis, the amount includes a hiring bonus.

STOCK OPTIONS

The following table provides information on grants of stock options in 1997 pursuant to the 1991 Barnes Group Stock Incentive Plan to the executive officers listed in the Summary Compensation Table.

                           OPTION/SAR GRANTS IN 1997

                                                                                Potential
                                                                            Value at Assumed
                                                                             Annual Rates of
                     Number of     Percent of                                  Stock Price
                     Securities       Total                                  Appreciation to
                     Underlying      Options                               End of Option Term
                      Options      Granted to    Exercise                      in 2007(3)
                    Granted(1,2)    Employees    Price(1)   Expiration   -----------------------
       Name             (#)          in 1997      ($/Sh)       Date          5%          10%
------------------  ------------   -----------   --------   ----------   ----------   ----------
T. E. Martin           75,000         16.9%      $22.333     2/20/07     $1,053,525   $2,669,775
F. C. Boyle, Jr.        4,200          0.9%       22.333     2/20/07         58,997      149,507
L. M. Carlucci         21,600          4.9%       22.333     2/20/07        303,415      768,895
A. A. Fadel            21,600          4.9%       22.333     2/20/07        303,415      768,895
W. V. Grickis, Jr.      4,800          1.1%       22.333     2/20/07         67,426      170,867
T. O. Barnes            9,600          2.2%       22.333     2/20/07        134,851      341,731

(1) Adjusted for 3-for-1 stock split effective April 25, 1997.

(2) Options become exercisable in incumbents of 25% over a four-year period beginning with the first year anniversary following the date of the grant.

(3) With respect to options expiring on February 20, 2007, the stock price in 2007 would be $36.38 based on 5% annual appreciation from the price on the date of the grant and $57.93 based on 10% annual appreciation. The preceding calculations are not intended by the Company as predictions of future stock prices for Company shares.

The following table provides information relating to stock option exercises in 1997 by the named executive officers and the number and value of each such officer's unexercised in-the-money options/SARs on December 31, 1997, based on the difference between the exercise price and the $22.75 per share year-end market price of the Common Stock.

     AGGREGATED OPTION/SAR EXERCISES IN 1997 AND YEAR-END OPTION/SAR VALUES

                                                    Number of Securities          Value of Unexercised
                                                         Underlying                   In-The-Money
                                                  Unexercised Options/SARs            Options/SARs
                       Shares                       at Fiscal Year-End(#)         at Fiscal Year-End($)
                     Acquired on      Value      ---------------------------   ---------------------------
       Name          Exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------  -----------   -----------   -----------   -------------   -----------   -------------
T. E. Martin            2,850      $   37,249      173,910        135,000      $2,053,816      $591,255
F. C. Boyle, Jr.          -0-             -0-       12,825          4,200         156,877         1,751
L. M. Carlucci         56,850       1,052,850       10,200         21,600         122,584         9,007
A. A. Fadel            57,050       1,011,302       27,100         32,850         377,503       165,720
W. V. Grickis, Jr.        -0-             -0-          -0-          4,800             -0-         2,002
T. O. Barnes           15,000         247,463       39,600         17,100         489,971       108,478

LONG-TERM INCENTIVE PLAN AWARDS

The following table provides information relating to grants of performance units in 1997 under the LTIP.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1997

                                     Performance or
                       Number of      Other Period
                     Shares, Units       Until
                       or Other        Maturation
       Name          Rights(#)(1)     or Payout(2)
-------------------  -------------   --------------
T. E. Martin            81,600         1997-1999
F. C. Boyle, Jr.         7,500         1997-1999
L. M. Carlucci          30,600         1997-1999
A. A. Fadel             39,900         1997-1999
W. V. Grickis, Jr.         -0-         1997-1999
T. O. Barnes            22,800         1997-1999

(1) Adjusted for 3-for-1 stock split effective April 25, 1997.

(2) Under the LTIP, there are no thresholds, targets or maximums as those terms are used in the Securities and Exchange Commission's rules. Payments are based on the increase in the value of performance units during the indicated performance period. The value of a performance unit over the three-year period ending December 31, 1997 increased by $3.33. However, this is not necessarily representative of the increase, if any, that will occur during the period 1997-1999. Payments under the LTIP made in the prior three years are shown in the Summary Compensation Table.

PENSION PLANS

The following table gives examples of estimated annual retirement benefits payable to a named executive officer (other than Messrs. Martin, Carlucci, Fadel and Barnes, whose benefits are estimated in Pension Plan Table B below) as though he had retired in 1997 at age 65 in specified compensation and years of service classifications under the Company's Salaried Retirement Income Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan.

                              PENSION PLAN TABLE A

                                      Years of Service
               ---------------------------------------------------------------
Remuneration      15         20         25         30         35         40
------------   --------   --------   --------   --------   --------   --------
  $125,000     $ 43,238   $ 57,650   $ 72,063   $ 75,188   $ 78,313   $ 81,438
   150,000       52,425     69,900     87,375     91,125     94,875     98,625
   200,000       70,800     94,400    118,000    123,000    128,000    133,000
   250,000       89,175    118,900    148,625    154,875    161,125    167,375
   300,000      107,550    143,400    179,250    186,750    194,250    201,750
   350,000      125,925    167,900    209,875    218,625    227,375    236,125
   400,000      144,300    192,400    240,500    250,500    260,500    270,500
   450,000      162,675    216,900    271,125    282,375    293,625    304,875
   500,000      181,050    241,400    301,750    314,250    326,750    339,250
   550,000      199,425    265,900    332,375    346,125    359,875    373,625
   600,000      217,800    290,400    363,000    378,000    393,000    408,000

The compensation included in Pension Plan Table A in determining earnings for retirement plan purposes includes only annual salaries as shown in the column labeled "Salary" in the Summary Compensation Table. Benefits are computed based on a straight-life annuity. The benefits listed in the table are not subject to a deduction for Social Security.

Messrs. Martin, Carlucci, Fadel and Barnes all participate in the Company's Supplemental Senior Officer Retirement Plan. The following table gives examples of estimated annual retirement benefits payable under the Company's Supplemental Senior Officer Retirement Plan to each of these senior executive officers and Mr. Barnes as though he had retired in 1997 at age 65 in specified compensation and years of service classifications.

                              PENSION PLAN TABLE B

                       15 or More
Remuneration        Years of Service
------------        ----------------
 $  125,000             $ 68,750
    150,000               82,500
    200,000              110,000
    250,000              137,500
    300,000              165,000
    350,000              192,500
    400,000              220,000
    450,000              247,500
    500,000              275,000
    600,000              330,000
    700,000              385,000
    800,000              440,000
    900,000              495,000
  1,000,000              550,000
  1,100,000              605,000
  1,200,000              660,000
  1,300,000              715,000

The compensation included in determining earnings for the Supplemental Senior Officer Retirement Plan includes only annual salary and bonus as shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. Benefits are computed based on a straight-life annuity. This plan functions as an "umbrella" plan, and benefits listed in the table above are subject to deduction for Social

Security benefits, benefits derived from other employers' pension plans and any benefits earned under the Company's other defined benefit plans, including, without limitation, the Salaried Retirement Income Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan.

Years of service as of December 31, 1997, rounded to the nearest whole year, for the named executive officers are as follows: T.E. Martin, 7 years; F.C. Boyle, Jr., 20 years; L.M. Carlucci, 22 years; A.A. Fadel, 6 years; W.V. Grickis, Jr., 1 year; and T.O. Barnes, 7 years.

CHANGE-IN-CONTROL AGREEMENTS

The Company has entered into change-in-control agreements (the "Agreements") as of October 17, 1997 with Mr. Martin and each executive officer, except Mr. Beckett, and as of November 1, 1997 with Mr. Beckett. The Agreements have an initial term ending on December 31, 1999, with automatic annual extensions beginning in 1999, unless the Company elects not to renew them. Severance benefits are payable upon the occurrence of a Change in Control (as defined in the Agreements) and the subsequent termination of the executive's employment (a) by the Company, other than for Cause or Disability (each as defined in the Agreements) or (b) by the executive for Good Reason (as defined in the Agreements). Upon such a termination following a Change in Control, the executive receives (a) a lump sum payment representing a multiple (3 times in the case of Mr. Martin, 2 times for each other executive) of salary and bonus (defined as the highest of (i) the average annual bonus earned in the three years prior to the year in which the date of termination occurs, (ii) the average annual bonus earned in the three years prior to the year in which the Change in Control occurs or (iii) the target bonus for the year in which the date of termination occurs); (b) a pro rata target award under each of the Company's incentive compensation plans to the date of termination (less any pro rata bonus previously paid for the same period); and (c) benefit plan continuation for a number of months (36 or 24) corresponding to the multiple in
(a), which continuation will be reduced to the extent that the executive subsequently receives coverage elsewhere. In addition, the Agreements provide that upon the occurrence of a Change in Control, (a) the executive receives pro rata target awards under the LTIP (as if fully vested) and the Company's other incentive compensation plans; (b) the executive's options vest and become exercisable; and (c) all restrictions on the executive's stock-based awards lapse. Payments to the executive will be reduced to the maximum amount necessary to avoid imposition of the 20% golden parachute excise tax, but only if such reduction will leave the executive in a better after-tax position. No severance payment or benefits will become payable unless the executive signs a release relating to all claims regarding the executive's employment or termination thereof.

PERFORMANCE GRAPH

A stock performance graph based on cumulative total returns (price change plus reinvested dividends) for $100 invested on December 31, 1992 is set forth below.

     COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN OF BARNES GROUP INC., THE S&P 500 INDEX, AND THE S&P MANUFACTURING (INDUSTRIAL DIVERSIFIED) INDEX

----------------------------------------------------------------------------------------
                              1992        1993      1994       1995      1996      1997
----------------------------------------------------------------------------------------
BGI                          $100.0      $107.1    $135.7     $133.7    $230.9    $269.5
S&P 500                      $100.0      $110.0    $111.5     $155.3    $188.5    $251.4
S&P Manuf. Div. Index        $100.0      $121.4    $125.6     $176.8    $235.8    $324.7
----------------------------------------------------------------------------------------

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

Although not required by the Certificate of Incorporation or By-Laws, it has been the Company's practice for many years to have the stockholders act on a proposal of the Board of Directors relating to the selection of independent accountants. A representative of Price Waterhouse LLP is expected to be present at the meeting and will have the opportunity to make a statement, if desired, and to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent accountants (proposal 2 on the proxy card).

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

The Board of Directors requests that any stockholder who wishes to recommend nominees for directors submit names of such nominees in writing to the Secretary of the Company at its address given above prior to December 1, 1998. Stockholders wishing to submit proposals for inclusion in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Stockholders must submit proposals to the Company at such address by November 4, 1998. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company's proxy statement), or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's By-Laws. In order to be presented at the 1999 Annual Meeting, the By-Laws provide that such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company between January 8, 1999 and February 7, 1999. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual

Meeting, the reasons for conducting the business at the Annual Meeting, and the stockholder's ownership of the Company's capital stock. In the case of nominations, the notice should contain the background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the By-Laws by writing to the Secretary of the Company at the address given above.

GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's officers and employees personally or by telephone, facsimile or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees or their nominees for their reasonable expenses in sending proxies, proxy material and annual reports to beneficial owners. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York 10005, to aid in the solicitation of proxies. Georgeson & Company will solicit proxies by personal interview, telephone, facsimile and mail and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company's stock. For these services, the Company will pay a fee of approximately $7,000, plus expenses.

The Company had outstanding 20,150,040 shares of common stock as of February 9, 1998, each of which is entitled to one vote. Only holders of record at the close of business on February 9, 1998 will be entitled to vote.

Under applicable Delaware law, abstentions and broker non-votes as to any proposal will not be counted as having been voted on the proposal and will have no effect on the outcome of the vote thereon.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board has no reason to believe the persons nominated will be unable to serve if elected. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in proposals 1 and 2 of the Notice of Annual Meeting. However, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

/s/ William V. Grickis, Jr.

William V. Grickis, Jr.
Secretary
March 11, 1998

Barnes Group Inc.
Executive Office
123 Main Street
Post Office Box 489
Bristol, Connecticut 06011-0489 U.S.A.

[Barnes Group Logo]

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



               1998 - BARNES GROUP INC. - VOTING INSTRUCTION CARD
                             GUARANTEED STOCK PLAN
                         ANNUAL MEETING OF STOCKHOLDERS
                           APRIL 8, 1998 - 10:30 A.M.
                      ASSOCIATED SPRING GROUP HEADQUARTERS
 WINDING RIVER OFFICE PARK, 80 SCOTT SWAMP ROAD, FARMINGTON, CONNECTICUT 06032


DIRECTIONS: As a participant in the Barnes Group Inc. Guaranteed Stock Plan you are entitled to instruct the Plan's Trustee, Fleet National Bank, how to vote the stock allocated to you under the Plan, a proportionate share of the stock held by the Trustee in a suspense account which is not yet allocated, and a proportionate share of allocated stock for which no voting instructions are received at the Annual Meeting of Stockholders to be held on April 8, 1998, and at any adjournment thereof, upon the matters set forth in the Notice of such meeting. Please complete this card and mail it in the enclosed postage-paid envelope provided to you. It must be received no later than April 3.

VOTING INSTRUCTIONS: I, the participant in the Barnes Group Inc. Guaranteed Stock Plan signing this voting instruction card, hereby instruct the Plan's Trustee, Fleet National Bank, to vote the shares of Barnes Group stock allocated to me under the foregoing Plan, a proportionate share of the stock held by the Trustee in the suspense account, and a proportionate share of allocated stock for which no voting instructions are received as specified above.

         IF NOT OTHERWISE SPECIFIED, THE SHARES COVERED BY THIS VOTING
       INSTRUCTION CARD WILL, UPON RECEIPT OF THIS SIGNED CARD, BE VOTED
                             FOR PROPOSALS 1 AND 2.

                     (TO BE SIGNED, DATED AND VOTED ABOVE)

               1998 - BARNES GROUP INC. - VOTING INSTRUCTION CARD
                             GUARANTEED STOCK PLAN

                                        Please mark
                                        your votes as  /X/
                                        indicated in
                                        this example.


The Board of Directors unanimously recommends a vote FOR each of the following nominees and proposals:

1. ELECTION OF DIRECTORS FOR A THREE-YEAR TERM:
   George T. Carpenter, Donna R. Ecton and Frank E. Grzelecki

                                            (INSTRUCTION: To withhold authority
                                            to vote for any individual nominee,
 For All Nominees   Withhold Authority      write that nominee's name on the
Except as Indicated    For All Nominees     line provided below.)

   /  /                   /  /              ___________________________________



2. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

                FOR    AGAINST   ABSTAIN
               /  /     /  /      /  /


                     I plan to attend
                       the meeting.    /  /



This proxy is solicited on behalf of the Board of Directors. Unless otherwise directed, this proxy shall be voted FOR proposals 1 and 2.

Please sign exactly as name(s) appear hereon. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, general partners, and other persons acting in a representative capacity should add their titles.


___________________________________________________
Signature


___________________________________________________
Signature


Dated: ______________________________________, 1998

PLEASE RETURN THIS CARD PROMPTLY USING THE ENCLOSED
POSTAGE-PAID ENVELOPE.

-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -



                        1998 - BARNES GROUP INC. - PROXY

                         ANNUAL MEETING OF STOCKHOLDERS
                           APRIL 8, 1998 - 10:30 A.M.
                      ASSOCIATED SPRING GROUP HEADQUARTERS
                WINDING RIVER OFFICE PARK, 80 SCOTT SWAMP ROAD,
                      FARMINGTON, CONNECTICUT 06032 U.S.A.


     The undersigned stockholder of Barnes Group Inc. hereby appoints William
V. Grickis, Jr. and Charles E. Lindsey Jr., each with the power to appoint his substitute, as the undersigned's proxies and attorneys-in-fact to vote the shares of stock covered by this proxy at the Annual Meeting of Stockholders on April 8, 1998, or at any adjournment thereof, upon the matters set forth in the Notice of such meeting, with all the powers the undersigned would possess if personally present. Each of said persons is individually authorized to vote as specified on proposals 1 and 2 and otherwise in their discretion.

                     (TO BE SIGNED, DATED AND VOTED ABOVE)

                        1998 - BARNES GROUP INC. - PROXY

                                                            Please mark
                                                             your votes
                                                           as indicated /X/
                                                       in this example.


The Board of Directors unanimously recommends a vote FOR each of the following nominees and proposals:

1. ELECTION OF DIRECTORS FOR A THREE-YEAR TERM:
   George T. Carpenter, Donna R. Ecton and Frank E. Grzelecki

               For All Nominees         Withhold Authority
              Except as Indicated        For All Nominees

                    / /                       / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)


         -------------------------------------------------------------

2. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

               FOR            AGAINST           ABSTAIN

               / /              / /               / /

I plan to attend the meeting.  / /

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). UNLESS OTHERWISE DIRECTED, THIS PROXY SHALL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE RETURN THIS CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.





SIGNATURE                        SIGNATURE                       DATE:
          ----------------------          -----------------------     -------
PLEASE SIGN EXACTLY AS NAME(S) APPEAR HEREON. IF THE SHARES ARE REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS-IN-FACT, GENERAL PARTNERS, AND OTHER PERSONS ACTING IN A REPRESENTATIVE CAPACITY SHOULD ADD THEIR TITLES. WHEN THE PROXY IS GIVEN BY A CORPORATION, IT SHOULD BE SIGNED BY AN AUTHORIZED OFFICER.